Exhibit 99.11

CONSENT OF B. RILEY SECURITIES, INC.

We hereby consent to (i) the use of our opinion letter dated December 12, 2022, to the Board of Directors of Mobile Infrastructure Corporation (the “Company”) included in Annex O to the joint proxy statement/prospectus which forms a part of the registration statement on Form S-4 (the “Registration Statement”) filed by Fifth Wall Acquisition Corp. III relating to the proposed merger of the Company with and into a wholly-owned subsidiary of Fifth Wall Acquisition Corp. III contemplated by the Agreement and Plan of Merger, dated as of December 13, 2022, by and among Fifth Wall Acquisition Corp. III, Queen Merger Corp. I, and the Company and (ii) the references to such opinion in the joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ B. Riley Securities, Inc.
B. Riley Securities, Inc.

January 13, 2023